EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 20, 2005 (Except for Note O and S as to which the date is July 15, 2005.), accompanying the financial statements of Heartland, Inc. and subsidiaries contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement filed on or about October 12, 2005, and to the use of our name as it appears under the caption "Experts."

MEYLER & COMPANY, LLC

Middletown, NJ

October 12, 2005